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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                          Date of Report: May 17, 2001

                        IFS INTERNATIONAL HOLDINGS, INC.
         --------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

        Delaware                    1-12687                   13-3393646
       -----------                  -------                   ----------
(State or other jurisdiction   (Commission File No.)           (Employer
   of incorporation)                                        Identification No.)

          Rensselaer Technology Park
                 300 Jordan Road
                    Troy, NY                                        12180
        ----------------------------------------                  ---------
        (Address of principal executive offices)                  (Zip Code)


       Registrant's telephone number, including area code: (518) 283-7900
                                 ---------------




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Item 5.       Other Events.

        The Company entered into two subscription agreements with Sonic Communications Pty, Ltd. ("Sonic") in February and April 2001. The February agreement, as amended, provided for the purchase of 850,000 restricted shares of the Company's common stock at $1.00 per share (above market at the time of the execution of the agreement), as well as warrants to purchase 200,000 shares of common stock of the Company exercisable at $2.00 per share. The April agreement called for the purchase of 416,667 restricted shares of the Company's common stock at 90 cents per share (above market at the time of the execution of the agreement). The 1,266,667 shares have been assigned by Sonic to related parties.

        In March 2001, we repurchased $250,000 of our outstanding convertible notes from Assanzon Development Corporation, as part of the July 1999 financing. Following this re-purchase there are $220,000 in convertible notes outstanding.

        In May 2001, we concluded a severance arrangement with David Hodge ("Mr. Hodge"), the former Chief Executive Officer of the Company and a present Director of the Company. The agreement provided for the surrender of rights by Mr. Hodge to receive substantial bonuses, annuity payments, benefits and severance payment that could have totaled over $900,000. As part of the settlement, Mr. Hodge surrendered options to purchase 70,000 shares of common stock of the Company and retained the right to exercise the remaining options. In the future, the Company may be required to pay 50% of the exercise price of stock options retained by Mr. Hodge, in cash or stock at the Company's option, if the Company's stock does not trade above the exercise price. The Company will continue to pay certain life insurance premiums for Mr. Hodge through March, 2004.




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                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: May 17, 2001                  IFS INTERNATIONAL HOLDINGS, INC.
                                    (Registrant)


                                    By: /s/ Simon J. Theobald
                                    -----------------------------------
                                    Simon J. Theobald
                                    Chairman and CEO